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                                      EXHIBIT 5


                                     May 27, 1999


Direct Focus Inc.
2200 NE 65th Avenue
Vancouver, Washington 98661

Gentlemen:

     We have acted as counsel for Direct Focus, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,066,002 shares of the Company's common stock (the "Shares") issuable under the Direct Focus, Inc. Stock Option Plan (the "Plan").

     We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

     Based on the foregoing, it is our opinion that, under the corporate laws of the State of Washington, the Shares offered and to be offered by the Company under the Plan have been duly authorized and, when issued by the Company pursuant to the terms of the Plan, including, without limitation, collection of the required consideration for the Shares, will be validly issued, fully paid and nonassessable securities of the Company.

     This opinion is dated as of the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under Item 5 in the Registration Statement.

Sincerely,

GARVEY, SCHUBERT & BARER

/s/ Garvey, Schubert & Barer